Exhibit 10.1

[Date]
Trupanion, Inc.
6100 4th Avenue S, Suite 400
Seattle, Washington 98108

VIA ELECTRONIC MAIL

[Executive Officer]
[Address]

RE: Consulting Agreement

Dear [Name],

This letter agreement (this “Agreement”) sets forth the terms and conditions whereby you agree to provide certain services (as described on Schedule 1) to Trupanion Managers USA, Inc., an Arizona corporation (the “Company”).

1. SERVICES

1.1 The Company hereby engages you, and you hereby accept such engagement, as an independent contractor to provide certain services to the Company and its affiliates on the terms and conditions set forth in this Agreement.

1.2 You shall provide to the Company the services set forth on Schedule 1 (the “Services”). Schedule 1 may be supplemented and/or amended from time to time by mutual agreement of the parties.

1.3 You will be an independent contractor and not an employee of the Company. The Company will not control the manner or means by which you perform the Services. Unless otherwise set forth in Schedule 1, you will furnish, at your own expense, the equipment, supplies and other materials used to perform the Services. The Company will provide you with access to its premises and equipment to the extent necessary for the performance of the Services. To the extent you perform any Services on the Company’s premises or using the Company’s equipment, you will comply with all applicable policies of the Company relating to business and office conduct, health and safety and use of the Company’s facilities, supplies, information technology, equipment, networks and other resources.

2. TERM

The term of this Agreement shall commence on [Date] and will continue through [Date], unless earlier terminated in accordance with Section 9 (the “Term”). Any extension of the Term will be subject to mutual written agreement between the parties.

3. FEES AND EXPENSES

3.1 As full compensation for the Services and the rights granted to the Company in this Agreement, the Company shall pay you the fees (the “Fees”) as set forth on Schedule 1. You acknowledge that you will receive an IRS Form 1099-MISC from the Company, and that you shall be solely responsible for all federal, state and local taxes, as set out in Section 4.2.

3.2 The Company agrees to reimburse you for all reasonable and documented travel and other costs or expenses incurred or paid by you in connection with the performance of the Services in accordance with the general reimbursement policy of the Company then in effect, and in each case that have been approved in writing in advance by the Company.

3.3 The Company shall pay all undisputed Fees in accordance with the payment schedule set forth in Schedule 1.

4. RELATIONSHIP OF THE PARTIES

4.1 You are an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between you and the Company for any purpose. You have no authority (and shall not hold yourself out as having authority) to bind the Company and you shall not make any agreements or representations on the Company's behalf without the Company's prior written consent.

4.2 Without limiting Section 4.1, you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker's compensation insurance on your behalf. You shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by you in connection with the performance of the Services shall be your employees or contractors and you shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee and/or contractor.

5. INTELLECTUAL PROPERTY RIGHTS

5.1 The Company is and shall be, the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement, including but not limited to any deliverables set out on Schedule 1 (collectively, the “Deliverables”), including all patents, copyrights, trademarks, trade secrets and other intellectual property rights (collectively “Intellectual Property Rights”) therein. You agree that any Deliverables are hereby deemed a “work made for hire” as defined in 17 U.S.C. § 101 for the Company. If, for any reason, any of the Deliverables do not constitute a “work made for hire,” you hereby irrevocably assign to the Company, in each case without additional consideration, all right, title and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein.

5.2 Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as "moral rights" (collectively, “Moral Rights”). You hereby irrevocably waive, to the extent permitted by applicable law, any and all claims you may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Deliverables.

5.3 You will and hereby are obligated make full and prompt disclosure to the Company of any inventions or processes, as such terms are defined in 35 U.S.C. § 100 (the “Patent Act”), made or conceived by you alone or with others during the Term, whether or not such inventions or processes are patentable or protected as trade secrets and whether or not such inventions or processes are made or conceived during normal working hours or on the premises of the Company. You shall not disclose to any third party the nature or details of any such inventions or processes without the prior written consent of the Company.

5.4 Upon the request of the Company, you shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist the Company to prosecute, register, perfect, record or enforce its rights in any Deliverables. In the event the Company is unable, after reasonable effort, to obtain your signature on any such documents, you hereby irrevocably designate and appoint the Company as your agent and attorney-in-fact, to act for and on your behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other intellectual property protected related to the Deliverables with the same legal force and effect as if you had executed them. You agree that this power of attorney is coupled with an interest.

5.5 You have no right or license to use, publish, reproduce, prepare derivative works based upon, distribute, perform, or display any Deliverables. You have no right or license to use the Company’s trademarks, service marks, trade names, trade names, logos, symbols or brand names.

6. CONFIDENTIALITY AND RESTRICTIVE COVENANTS

6.1 Confidentiality. You acknowledge that you will have access to information that is treated as confidential and proprietary by the Company, whether spoken, written, printed, electronic or in any other form or medium (collectively, the “Confidential Information”). You agree, consistent with your other obligations to the Company and its affiliates, to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. You will notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information. You understand and acknowledge that your obligations under this Agreement or otherwise with regard to any particular Confidential Information commence immediately and shall continue in perpetuity, notwithstanding the termination of this Agreement, until such time as such Confidential Information has been disclosed publicly by the Company. You expressly acknowledge and agree that the doctrine of inevitable disclosure with respect to any Prohibited Activity (as defined below) where it would be impossible or impracticable for you to avoid relying on your knowledge of our Confidential Information and/or disclosing any of our Confidential Information to your new employer and/or contractor.

6.2 Non-competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to you pursuant to this Agreement, during the term of this Agreement, and for the twelve (12) months following its termination (the “Applicable Period”) for any reason or no reason and whether this Agreement is terminated at the option of the Company or by you, and regardless of the reason for such termination including due to a breach by the Company, unless otherwise prohibited by applicable law, you agree and covenant not to engage in Prohibited Activity within any jurisdiction in which the Company, now or in the future, operates or is intending to operate (currently, USA, Canada, Puerto Rico and Australia), regardless of whether you are aware of such an intention at any time. For purposes of this non-compete clause, “Prohibited Activity” is activity in which you contribute your knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business as the Company, including those engaged in the business of acting as a managing general agent and/or an underwriter of any form of medical insurance for companion animals. Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information or Confidential Information.

6.3 Remedies. In the event of a breach or threatened breach by you of any of the provisions of this Agreement, including, without limitation, this Section 6, you hereby consent and agree that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

6.4 Whistleblower Protections. Notwithstanding anything in this Agreement to the contrary, you acknowledge that, pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if you file a lawsuit against Trupanion for retaliation for reporting a suspected violation of law, you may disclose trade secrets to your attorney and may use the trade secret information in the court proceeding, so long as you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

7. REPRESENTATIONS AND WARRANTIES

7.1 You represent and warrant to the Company that you have the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of your obligations in this Agreement. Any and all Deliverables are and shall be your original work (except for material in the public domain or provided by the Company) and, to the best of your knowledge, the Company will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind and the Deliverables do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation or other entity.

7.2 The Company hereby represents and warrants to you that it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

8. INDEMNIFICATION

8.1 You shall defend, indemnify and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys' fees) (“Losses”) arising out of or resulting from:
(a) bodily injury, death of any person or damage to real or tangible, personal property resulting from your acts or omissions; and
(b) your breach of this Agreement, including without limitation, any representation, warranty or obligation.

8.2 The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to you.

8.3 The Company agrees to indemnify you for any Losses arising out of or resulting from your performance of your obligations under this Agreement.

9. TERMINATION

9.1 The Company may terminate this Agreement, effective no earlier than ten (10) days after its delivery of written notice in its sole discretion. You may terminate this Agreement at any time, to be effective immediately, subject to the surviving provisions of this Agreement pursuant to Section 9.3.

9.2 Upon expiration or termination of this Agreement for any reason, you shall promptly and in no event later than thirty (30) days following such termination:
(a) deliver to the Company all Deliverables (whether complete or incomplete) and all hardware, software, tools, equipment or other materials provided for your use by the Company;
(b) deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on the Confidential Information;
(c) permanently erase all of the Confidential Information from your computer systems; and
(d) certify in writing to the Company that you have complied with the requirements of this Section 9.2.

9.3 The terms and conditions of Section 5, Section 6, Section 8, Section 9, and Section 12 shall survive the expiration or termination of this Agreement.

10. OTHER BUSINESS ACTIVITIES

You [may] [may not] be engaged or employed in any other business, trade, profession or other activity that does not place you in a conflict of interest with the Company[; provided, that, during the Term, unless prohibited by applicable law, you shall not be engaged in any business activities that do or may compete with the business of the Company without the Company’s prior written consent, to be given or withheld in its sole discretion].

11. ASSIGNMENT

You shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company's prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against, each of the parties hereto and their respective successors and assigns.

12. MISCELLANEOUS

12.1 You shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

12.2 All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

12.3 This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

12.4 This Agreement shall be governed by and construed in accordance with the internal laws of the state of Washington without giving effect to any choice or conflict of law provision or rule. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in King County, Washington in any legal suit, action or proceeding arising out of or based upon this Agreement or the Services provided hereunder.

12.5 If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

12.6 If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

12.7 This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

If this letter accurately sets forth our understanding regarding the terms of your consulting arrangement, kindly execute the enclosed copy of this letter.

TRUPANION, INC.

By: ___________________________
Name:
Its:

ACCEPTED AND AGREED:

___________________________
[Executive Officer]